Exhibit 99.1

Investors:
Ryan Osterholm: 630-824-1987 or Media: Anna Rozenich: 630-824-1945

SunCoke Energy Partners, L.P. Announces Election of C. Scott Hobbs,

Wayne L. Moore, and Nancy M. Snyder to Board of Directors

LISLE, IL — (BUSINESS WIRE) – January 25, 2013 — SunCoke Energy Partners, L.P. (NYSE: SXCP) announced today that C. Scott Hobbs, Wayne L. Moore, and Nancy M. Snyder have been elected to the board of directors of its general partner, SunCoke Energy Partners GP LLC.

Mr. Hobbs, 59, is a director of the general partner of Buckeye Partners, L.P., a master limited partnership, and the managing member of Energy Capital Advisors, LLC. Mr. Moore, 55, serves on the board of directors of Madison Capital Partners and has held several senior executive roles at Goldman Sachs & Co. Ms. Snyder, 59, is Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Penn Virginia Corporation.

“We are pleased that Scott, Wayne and Nancy have joined the board of directors of SunCoke Energy Partners. They are highly qualified directors whose diverse experience and extensive knowledge will be an asset to our newly formed master limited partnership and its unitholders,” said Fritz Henderson, Chief Executive Officer and Chairman to the board of directors of SunCoke Energy Partners GP LLC.

The three appointments bring the total number of directors on the general partner’s board to seven.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership, which manufactures metallurgical coke used in the blast furnace production of steel. Our advanced, heat recovery cokemaking process produces consistently high-quality coke, generates energy from waste heat and reduces environmental impact.

We are sponsored by SunCoke Energy, Inc. (NYSE: SXC), the largest independent producer of metallurgical coke in the Americas, with more than 50 years of cokemaking experience and an international reputation for leadership, innovation and environmental stewardship in our industry.

To learn more about SXCP, visit our website at www.sxcpartners.com.

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BIOS FOR NEWLY ELECTED SUNCOKE ENERGY PARTNERS GP LLC DIRECTORS

C. Scott Hobbs

C. Scott Hobbs is a director of the general partner of Buckeye Partners, L.P., a master limited partnership, and a managing member of Energy Capital Advisors, LLC. He is involved in providing consulting and advisory services to clients evaluating major projects, acquisitions and divestitures principally involving oil and gas pipelines and storage facilities, processing plants, power plants and gas distribution assets. He also has extensive knowledge in auditing, compensation, and governance. Mr. Hobbs has held several key management positions for both private and public companies in the oil, gas, and energy industries.

Wayne L. Moore

Wayne L. Moore serves on the board of directors of Madison Capital Partners, EPay Systems and Chicago Council on Global Affairs. Mr. Moore is also on the board of trustees of Rush University Medical Center. He has held various senior roles at Goldman Sachs & Co., including managing director, partner, and head of the investment banking operations in Germany before retiring in 2008. Mr. Moore specializes in advising on mergers and acquisitions. He also has knowledge in the design of fired heaters and heat exchange equipment.

Nancy M. Snyder

Nancy M. Snyder is currently Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Penn Virginia Corporation and has held several positions with its affiliates, Penn Virginia Resource Partners and Penn Virginia GP Holdings, both publicly traded partnerships. Prior to joining Penn Virginia, Ms. Snyder maintained a private legal practice specializing in acquisitions and dispositions, commercial loans, commercial leases and general corporate matters and served as general counsel to Nan Duskin, Inc.

BIOS FOR EXISTING SUNCOKE ENERGY PARTNERS GP LLC DIRECTORS

Frederick A. “Fritz” Henderson

Fritz Henderson is Chief Executive Officer and Chairman to the board of directors of SunCoke Energy Partners GP LLC. He is also the Chairman and Chief Executive Officer of sponsor, SunCoke Energy, Inc. Previously, he served as Senior Vice President of Sunoco up until the separation and spin-off of SunCoke Energy into a standalone, public company in July 2011. Prior to joining Sunoco, Mr. Henderson had a 26-year career with General Motors where he held various management positions, including President, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

Denise R. Cade

Denise Cade is Senior Vice President, General Counsel and Corporate Secretary and a member of the board of directors of SunCoke Energy Partner GP LLC. Ms. Cade is also Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of sponsor, SunCoke Energy, Inc. Prior to joining SunCoke, she served as Assistant General Counsel and Corporate Secretary for PPG Industries, Inc. Prior to PPG, Ms. Cade was a partner at the law firm of Shaw Pittman LLP in Washington, D.C.

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BIOS FOR EXISTING SUNCOKE ENERGY PARTNERS GP LLC DIRECTORS cont’d.

Mark E. Newman

Mark Newman is Senior Vice President and Chief Financial Officer and a member of the board of directors of SunCoke Energy Partners GP LLC. Mr. Newman is also Senior Vice President and Chief Financial Officer of sponsor, SunCoke Energy, Inc. Previously, Mr. Newman was Vice President – Remarketing at Ally Financial, Inc. and Managing Director of SmartAuction. He also held several management positions with General Motors, including Vice President and Chief Financial Officer of General Motors North America and Chief Financial Officer of Shanghai General Motors.

Michael J. Thomson

Mike Thomson is President and Chief Operating Officer and a member of the board of directors of SunCoke Energy Partners GP LLC. Mr. Thomson is also President and Chief Operating Officer of sponsor, SunCoke Energy, Inc. Previously, Mr. Thomson was President of SunCoke Technology and Development, LLC, and a Vice President of Sunoco. Prior to joining SunCoke and Sunoco, he was President of both PSEG Fossil LLC and PSEG Global, subsidiaries of Public Service Enterprise Group Incorporated, a diversified energy services company.

Source: SunCoke

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